Exhibit 99.1

Hyperdynamics Retires Long-Term Debt After Completion of Securities Offering

SUGAR LAND, Texas, Dec 14, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced the retirement of its remaining long-term debt after completion of its previously announced registered direct offering of 7.2 million shares of common stock and warrants to purchase 3.25 million shares of common stock which provided $6.5 million in gross proceeds. Of this amount, $525,000 has been used to retire all of the Company's outstanding convertible debentures. As a result, Hyperdynamics has no long-term debt remaining on its balance sheet. As previously disclosed, the balance of the offering proceeds will be used to fund the Company's ongoing exploration activities in Guinea, for the payment of certain short-term debt and for working capital and general corporate purposes.

"The retirement of the remaining portion of our convertible debenture with Enable Growth Partners L.P. eliminates the debenture's restrictive debt covenants and extinguishes the dilutive effect of converting the debenture into common shares," said Ray Leonard, Hyperdynamics' President and Chief Executive Officer.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

    Contacts: Dennard Rupp Gray & Easterly, LLC
              ---------------------------------
              Ken Dennard, Managing Partner
              Jack Lascar, Partner
              (713) 529-6600
              Anne Pearson, Sr. Vice President
              (210) 408-6321

SOURCE Hyperdynamics Corporation

http://www.hyperdynamics.com

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